EXHIBIT 4.2

                       LS CAPITAL CORPORATION

                  1997 CONSULTANT COMPENSATION PLAN



1.      Purpose

        The 1997 Consultant Compensation Plan (the "Plan") is intended to promote the interests of LS Capital
Corporation and its subsidiaries (collectively the "Corporation") by offering those outside consultants of the Corporation who assist in the development and success of the business of the Corporation, the opportunity to participate in a compensation plan designed to reward them for their services and to encourage them to continue to provide services to the Corporation.

2.      Definitions

        For all purposes of this Plan, the following terms shall have the following meanings:

        "Common Stock" means LS Capital Corporation common stock, $.01 par value.

        "Conditional Shares" means shares of Common Stock issued under this Plan.

        "LS Capital" means LS Capital Corporation, a
Delaware corporation.

        "Subsidiary" means any company of which LS Capital
Corporation owns, directly or indirectly, the majority of the combined voting power of all classes of stock.

3.      Administration

        The Plan shall be administered by a committee (the
"Committee") of not less than two directors of LS Capital selected by, and serving at the pleasure of, LS Capital's
Board of Directors (the "LS Capital Board").

        LS Capital or any Subsidiary will recommend to the Committee persons to whom awards may be granted. The Committee then shall make recommendations to the LS
Capital Board with respect to the persons to whom awards shall be granted ("Participants") as to the number of shares that shall be covered by each award, the time or times at which awards shall be granted, the timing of when awards shall vest, and the terms and provisions of the instruments by which awards shall be evidenced, and to interpret the Plan and make all determinations necessary or advisable for its administration. The LS Capital Board shall make all final decisions concerning awards granted to Participants under the Plan, the interpretation thereof, and determinations concerning its administration.

4.      Eligibility

        Only individuals who are outside consultants, or directors, officers, partners or employees of outside consultants, of LS Capital or any Subsidiary shall be granted awards.

5.      Stock Subject to the Plan

        The stock from which awards may be granted shall be shares of Common Stock. When Conditional Shares are issued, LS Capital may either issue authorized but unissued Common Stock or LS Capital may transfer issued Common
Stock held in its treasury. Each of the respective boards of LS Capital and all Subsidiaries involved in the award will fund the Plan to the extent so required to provide Common Stock for the benefit of Participants. The total number of shares of Common Stock which may be granted as Conditional Shares shall not exceed, in the aggregate, 1,000,000 shares in total. Any Conditional Shares awarded and later forfeited are again subject to award under the Plan.

6.      Conditional Share Awards

        6.1     Grant of Conditional Share Awards

                The LS Capital Board, based on the
recommendation of the Committee, will determine for each Participant the time or times when Conditional Shares shall be awarded and the number of shares of Common Stock to be covered by each Conditional Share award. No
Conditional Shares shall be awarded unless LS Capital (in the judgement of the directors of LS Capital) has received from the Participant either (a) a full performance of the services for which the Conditional Shares are being awarded, or (b) (i) a partial performance of the services for which the Conditional Shares are being awarded and the value of such partial performance (in the judgement of the directors of LS Capital) equals or exceeds the aggregate par value of the Conditional Shares to be awarded and (ii) a binding obligation from the Participant to provide in the future the remainder of the services for which the Conditional Shares are being awarded.

        6.2     Conditions

                Shares of Conditional Stock issued to a
Participant as a Conditional Share award will be subject to the following conditions ("Share Conditions"):

                (a) Except as set forth in Paragraphs 6.4 and 6.5, if Share Conditions are not satisfied, Conditional Shares will be forfeited and returned to LS Capital or, in the event such Conditional Shares were provided to the Participant from shares of Common Stock purchased by the Subsidiary, then the Conditional Shares will be returned to the Subsidiary. In either case, all rights of the Participant to such Conditional Shares will terminate without any payment of consideration by LS Capital or the Subsidiary with which the Participant is associated, unless the Participant maintains his association with LS Capital or a Subsidiary for a period of time determined by the Committee.

                (b) During the condition period ("Condition Period") relating to a Conditional Share award, none of the Conditional Shares subject to such award may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.

                (c)     The Committee may require the
        Participant to enter into an escrow agreement providing that the certificates representing
        Conditional Shares sold or granted pursuant to the Plan will remain in the physical custody of LS Capital or the applicable Subsidiary or an escrow holder during the Condition Period.

                (d)     Certificates representing Conditional
        Shares sold or granted pursuant to the Plan may bear a legend making an appropriate reference to the conditions imposed on the Conditional Shares.

                (e)     The Committee may impose other
        conditions on any Conditional Shares issued pursuant to the Plan as it may deem advisable, including without limitations, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such share or shares of the same class are then listed and under any state securities laws or other securities laws applicable to such shares.

        6.3     Rights of a Stockholder

                Except as set forth in Paragraph 6.2(b), the recipient of a Conditional Share award will have all of the rights of a stockholder of LS Capital with respect to the Conditional Shares, including the right to vote the Conditional Shares and to receive all dividends or other distributions made with respect to the Conditional Shares.

        6.4     Lapse of Conditions

                In the event of the termination of association of a Participant during the Condition Period by reason of death, disability, or termination of association, the LS Capital
Board may, at its discretion, remove Share Conditions on Conditional Shares.

                Conditional Shares to which the Share
Conditions have not so lapsed will be forfeited and returned to the Corporation as provided in Paragraph 6.2(a).

        6.5     Lapse of Conditions at Discretion of the LS
Capital Board

                The LS Capital Board may shorten the
Condition Period or remove any or all Share Conditions if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the Participant.

        6.6     Listing and Registration of Shares

                LS Capital may, in its reasonable discretion, postpone the issuance and/or delivery of Conditional Shares until completion of stock exchange listing, or registration, or other qualification of such Conditional Shares under any law, rule or regulation.

        6.7     Designation of Beneficiary

                A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Conditional Shares to which such Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Committee and may be revoked in writing by the Participant.
If a Participant fails effectively to designate a beneficiary, then such Participant's estate will be deemed to be the beneficiary.

7.      Capital Adjustments

        The number and consideration of Common Stock covered by each award of Conditional Shares and the total number of shares that may be granted or sold under the Plan shall be proportionally adjusted to reflect, subject to any required action by stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

8.      Change of Control

        Notwithstanding the provisions of Section 7, in the event of a change of control, all Share Conditions on all Conditional Shares will lapse. For purposes of this plan, a "Change of Control" of LS Capital shall be deemed to have occurred at such time as (a) any "person" (as that term is used in Section 13(d) and 14(d) of the Securities Exchange
Act of 1934), becomes the "beneficial owner" (as defined in Rule 13d-3 under the foregoing act), directly or indirectly, of securities of LS Capital representing 30% or more of the combined voting power of LS Capital's outstanding securities ordinarily having the right to vote at the election of directors; or (b) individuals who constitute the Board of Directors of LS Capital on the date hereof (the "Incumbent Board") cease for any reasons to constitute at lease a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination or election was approved by a majority of the Board of Directors of LS
Capital serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as if he or she were a member of the Incumbent Board; or (c) merger, consolidation or sale of all or substantially all the assets of LS Capital occurs, unless such merger or consolidation shall have been affirmatively recommended to LS Capital's stockholders by a majority of the Incumbent Board; or (d) a proxy statement soliciting proxies from stockholders of LS Capital, by someone other than the current management of LS Capital seeking stockholder approval of a plan of reorganization, merger or consolidation of LS Capital with one or more corporations as a result of which the outstanding shares of LS Capital's securities are actually exchanged for or converted into cash or property or securities not issued by LS Capital unless the reorganization, merger or consolidation shall have been affirmatively recommended to LS Capital's stockholders by a majority of the Incumbent Board.

9.      Approvals

        The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from all regulatory agencies from which approval is required, including gaming regulatory agencies.

10.     Effective Date of Plan

        The effective date of the Plan is October 1, 1996.

11.     Term and Amendment of Plan

        This Plan shall expire on September 31, 2006 (except to Conditional Shares outstanding on that date). LS Capital Board may terminate or amend the Plan in any respect at any time, except no action of the LS Capital Board or LS Capital's stockholders, however, may, without the consent of a Conditional Shares grantee, alter or impair such Participant's rights under any Conditional Shares previously granted.

12.     No Right of Association

        Neither the action of LS Capital in establishing this Plan, nor any action taken by any board of LS Capital or any Subsidiary or the Committee, nor any provision of the Plan itself, shall be construed to limit in any way the right of LS Capital to terminate a Participant's association with the Corporation at any time.

13.     Withholding Taxes

        LS Capital or any Subsidiary, as applicable, shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payment or the issuance of Common
Stock under the Plan.  Whenever under the Plan, Common
Stock is to be delivered upon vesting of Conditional Shares, the LS Capital Board shall be entitled to require as a condition of delivery that the Participant remit or provide for the withholding of an amount sufficient to satisfy all federal, state and other government withholding tax requirements related thereto.

14.     Plan not a Trust

        Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Participant, the executor, administrator or other personal representative, or designated beneficiary of such Participant, or any other persons. If and to the extent that any Participant or such Participant's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

15.     Notices

        Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of Common Stock pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if addressed to the person to be notified at such address given to the Committee by such person and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

16.     Severability of Provisions

        If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

17.     Payment to Minors, etc.

        Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the LS Capital Board, the Corporation and other parties with respect thereto.

18.     Headings and Captions

        The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.     Controlling Law

        This Plan shall be construed and enforced according to the laws of the State of Texas to the extent not preempted by federal law, which shall otherwise control.

20.     Enforcement of Rights

        In the event the Corporation or a Participant is required to bring any action to enforce the terms of this Plan, the prevailing party shall be reimbursed by the non-prevailing party for all costs and fees, including actual attorney fees, for bringing and pursuing such action.